FOR IMMEDIATE RELEASE December 22, 2009	CONTACT:	Eric Amig (212) 441-6807 Brian Finnegan (212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
JOSÉ RAMON GONZÁLEZ ELECTED TO SERVE NEW FOUR-YEAR TERM
ON ITS BOARD OF DIRECTORS

New York, New York – The Federal Home Loan Bank of New York (“FHLBNY”) announced today that its Board of Directors elected José Ramon González, the Board’s current Vice Chair, to serve on the Board as a Member Director for a new four-year term commencing on January 1, 2010 and ending on December 31, 2013. Director González’ current term on the Board began in January of 2007. Mr. González’ current term as Vice Chair began in June of 2008 and ends on December 31, 2010.

“José has a strong record of FHLBNY Board service and we are delighted to have him return,” said Alfred A. DelliBovi, president and CEO of the FHLBNY. “He is a leader in the community banking industry and his vast expertise reflects the breadth and depth of our Board.”

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Mr. González was President and Chief Executive Officer of Santander BanCorp and Banco Santander Puerto Rico from October 2002 until August 2008. Since 2000, he has served as a Director of Santander BanCorp and he has served as a Director of Banco Santander Puerto Rico since 2002. Mr. González joined the Santander Group in August 1996 as President and Chief Executive Officer of Santander Securities Corporation. He later served as Executive Vice President and Chief Financial Officer of Santander BanCorp and in April 2002 was named President and Chief Operating Officer. Mr. González is a past President of the Puerto Rico Bankers Association and a past president of the Securities Industry Association of Puerto Rico. Mr. González was at Credit Suisse First Boston from 1983 to 1986 as Vice President of Investment Banking, and from 1989 to 1995 as President and Chief Executive Officer of the firm’s Puerto Rico subsidiary. From 1986 to 1989, Mr. González was President and Chief Executive Officer of the Government Development Bank for Puerto Rico. From 1980 to 1983, he was in the private practice of law in San Juan, Puerto Rico with the law firm of O’Neill & Borges. Mr. Gonzalez has served on the FHLBNY’s Board since January of 2004.

The Federal Home Loan Bank of New York is a Congressionally chartered, $110 billion, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York serves 330 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Home Loan Bank is to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets.

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